SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                            Jackson National Separate Account VI

Address of Principal Business Office:

                            5901 Executive Drive, Lansing, Michigan 48911

Telephone Number (including area code):

                            (517) 394-3400

Name and address of agent for service of process:

                            Thomas J. Meyer,. Esq.
                            5901 Executive Drive
                            Lansing, Michigan  48911

Check appropriate box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes        X               No:
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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
Registrant has caused this notification of registration to be duly signed on its behalf, in the City of Lansing, and the State of Michigan, on the 6th day of January, 2000.

(seal)                    Signature:   Jackson National Separate Account VI
                                       ---------------------------------------
                                       (Name of Registrant)

                                 By:   Jackson National Life Insurance Company
                                       ---------------------------------------
                                       (Name of sponsor)

                                 By:   /s/ Andrew B. Hopping
                                       ---------------------------------------
                                       Andrew B. Hopping
                                       Executive Vice President,  Chief
                                       Financial Officer and Director

Attest:  /s/ Thomas J. Meyer
         -------------------------------
         Thomas J. Meyer
         Senior Vice President, Secretary and General Counsel